Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

FOSSIL, INC. REPORTS FIRST QUARTER RESULTS

First Quarter Net Sales and Diluted Earnings Per Share Continue at Record Levels

Constant Dollar Net Sales Rise 11.1%

Net Income Increases 4.2% to $58.1 Million

Global Retail Comps Up 7.7%

Richardson, TX. May 8, 2012 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week period ended March 31, 2012 (“First Quarter”).

First Quarter Results (2012 vs. 2011):

•	Net sales increased 9.8% (11.1% in constant dollars) to $589.5 million compared to $537.0 million;

•	Gross profit margin decreased 40 basis points to 55.8% of net sales, compared to 56.2% of net sales;

•	Operating income decreased 10.5% to $82.9 million, or 14.1% of net sales, compared to $92.6 million, or 17.2% of net sales;

•	Net income attributable to Fossil, Inc. increased 4.2% to $58.1 million compared to $55.8 million; and

•	Diluted earnings per share rose 8.1% to $0.93 per diluted share on 62.5 million shares outstanding compared to $0.86 per diluted share on 64.8 million shares outstanding.

“While our First Quarter earnings were on target with our guidance, net sales came in slightly below our expectations. We experienced a sequential quarter improvement in sales growth from our Asia Pacific wholesale business, continued strength across our North American watch business and strong same store sales comps across our global retail base, especially when considering the strong double-digit comp performance in the prior fiscal year first quarter. However, in Europe, a softening macro environment toward the end of the First Quarter and changes in our merchandising and assortment strategies across certain categories negatively impacted both our wholesale and retail sales in that region,” stated Mike Kovar, Executive Vice President, Chief Financial Officer and Treasurer, Fossil, Inc. “While we are cautious about the European economy and its impact on our financial results, we remain confident that continued strength in watch sales, same store sales and square footage growth in our retail business, the continued rollout of concessions in Asia Pacific and the integration of Skagen Designs, Ltd., the purchase of which was effective April 2nd, will result in double-digit sales and earnings growth for fiscal 2012.”

Operating Results

First Quarter worldwide net sales rose 9.8% (11.1% on a constant dollar basis) on top of strong double-digit gains in the prior fiscal year first quarter. Across the Company’s operating segments, sales growth on a constant dollar basis ranged from 4.7% to 18.8% based primarily on watch and leather product sales increases. Global watch sales made the most significant contribution, increasing 13.7%, or $50.9 million, while the Company’s leathers business generated sales increases of 15.8%, or $14.3 million, as compared to the prior fiscal year first quarter. These sales volume gains were partially offset by a 25.6%, or $4.6 million, decrease in eyewear sales and a 4.8%, or $2.0 million, decrease in sales in the Company’s jewelry category. Net sales of FOSSIL® branded products increased by 5.4% during the First Quarter as compared to the prior fiscal year first quarter, with double-digit growth in watches and leathers, being partially offset by decreases in eyewear and jewelry sales. Additionally, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by approximately $7.3 million during the First Quarter in comparison to the prior fiscal year first quarter.

Net sales from the North America wholesale segment increased by 9.3%, or $19.2 million, on a constant dollar basis during the First Quarter on top of a 33.9% increase in the prior fiscal year first quarter. The increase was primarily attributable to sales volume gains in the Company’s watch and jewelry businesses of 13.8%, or $19.6 million, and 33.5%, or $2.0 million, respectively, partially offset by a 25.2%, or $2.2 million, decline in eyewear sales. Although jewelry sales declined globally as a result of the Company’s repositioning of the FOSSIL jewelry business, North America jewelry sales continue to benefit from the roll-out of the MICHAEL KORS® jewelry line. In addition to sales growth of 9.3% in the U.S., sales from the Company’s Canadian and Mexican subsidiaries each increased by more than 25.0% during the First Quarter, while shipments to third party distributors, primarily serving the South American market, increased 9.8% in comparison to the prior fiscal year first quarter.

Europe wholesale net sales rose 4.7%, or $7.1 million, on a constant dollar basis during the First Quarter in comparison to the prior fiscal year first quarter. Sales growth was attributable to a 6.5%, or $6.9 million, increase in watch shipments and a 39.5%, or $3.9 million, increase in the leathers business. Sales to third party distributors also favorably impacted the First Quarter, increasing 26.7%, or $7.7 million. These increases were partially offset by a 12.3%, or $3.3 million, decrease in jewelry sales volumes as a result of the repositioning of the FOSSIL branded jewelry business.

Asia Pacific wholesale net sales increased 18.8%, or $12.1 million, on a constant dollar basis during the First Quarter, on top of a 57.4% increase in the prior fiscal year first quarter. The increase was primarily the result of a 20.1%, or $11.4 million, increase in watch sales and a 27.4%, or $1.1 million, increase in leathers sales. At the end of the First Quarter, the Company operated 215 concession locations in the Asia Pacific region with a net 38 new concessions opened during the prior twelve months. For the First Quarter, concession sales increased by 28.8%, with comp sales decreasing 1.1% in comparison to the prior fiscal year first quarter. The Company attributes the comp sales decline primarily to a weaker South Korean economy, a region that currently comprises more than 50% of the net sales volume of its existing Asia Pacific concessions.

Direct to consumer net sales for the First Quarter increased by 18.7%, or $21.4 million, on a constant dollar basis in comparison to the prior fiscal year first quarter, primarily as a result of comparable store sales gains of 7.7% and a 9.6% increase in the average number of Company-owned stores open during the First Quarter. Additionally, net sales from the Company’s e-commerce businesses increased by 18.3%, or $1.6 million, on a constant dollar basis for the First Quarter in comparison to the prior fiscal year first quarter.

Gross profit of $329.0 million in the First Quarter increased 9.0% in comparison to $301.8 million in the prior fiscal year first quarter. The increase was a result of increased net sales partially offset by a 40 basis point reduction in gross profit margin to 55.8% compared to 56.2% in the prior fiscal year first quarter. Foreign currency exchange rate changes negatively impacted gross profit margin by approximately 20 basis points. Gross profit margin was also negatively impacted by an increase in factory labor and certain component costs and a higher percentage of sales to third party distributors during the First Quarter. Partially offsetting these negative influences on gross profit margin were increases in the sales mix of higher margin watch products, Direct to consumer sales and Asia Pacific wholesale sales in comparison to the prior fiscal year first quarter.

Total operating expenses increased by $36.9 million in the First Quarter and included a $2.4 million reduction in expenses related to the translation of foreign-based expenses as a result of the stronger U.S. dollar as compared to the prior fiscal year first quarter. In the First Quarter, operating expenses expressed as a percentage of net sales increased to 41.7% compared to 39.0% in the prior fiscal year first quarter. During the First Quarter, on a constant dollar basis, operating expenses in the Company’s wholesale segments, Direct to consumer segment and corporate cost areas increased by $15.3 million, $14.6 million and $9.4 million, respectively, as compared to the prior fiscal year first quarter. Expense growth in the wholesale segments was largely a result of infrastructure investments in the Asia Pacific region, including the impact of prior year expenses that commenced after the first quarter of fiscal year 2011, while Direct to consumer expense increases were primarily attributable to store growth. Expense growth in the corporate cost area was principally driven by increases in payroll costs due to headcount additions and incentive and equity-based compensation costs, as well as costs associated with the Company’s move into its new corporate headquarters in the third quarter of fiscal year 2011.

Operating income decreased $9.7 million, or 10.5%, in the First Quarter compared to the prior fiscal year first quarter. As a percentage of net sales, operating income decreased to 14.1% of net sales in the First Quarter compared to 17.2% of net sales in the prior fiscal year first quarter, primarily as a result of decreases in gross profit margin and operating expense leverage. During the First Quarter, operating income was negatively impacted by approximately $3.0 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense)-net increased favorably by $5.6 million during the First Quarter in comparison to the prior fiscal year first quarter. This increase was primarily driven by net foreign currency gains in the First Quarter in comparison to net losses in the prior fiscal year first quarter resulting from mark-to-market, hedging and other transactional activities.

The Company’s income tax expense for the First Quarter was $23.5 million, resulting in an effective income tax rate of 27.8%. First Quarter income tax expense was favorably impacted by various discrete items and the release of $2.8 million of deferred income tax liabilities associated with a change in the Company’s plan to reinvest undistributed earnings of certain foreign subsidiaries indefinitely. For the prior fiscal year first quarter, income tax expense was $31.2 million, resulting in an effective income tax rate of 34.9%. The Company estimates its effective income tax rate over the balance of fiscal year 2012 will approximate 32%, excluding any discrete events.

First Quarter net income attributable to Fossil, Inc. increased by 4.2% to $58.1 million, or $0.93 per diluted share, inclusive of a $0.03 per diluted share increase related to net foreign currency exchange gains in comparison to the prior fiscal year first quarter and a $0.03 per diluted share increase related to a 3.7% lower outstanding share count as a result of the Company’s ongoing stock repurchase program.

Selective Balance Sheet Information

At March 31, 2012, cash, cash equivalents and securities available for sale totaled $260.7 million compared to $355.3 million at the end of the prior fiscal year first quarter, and the Company had $20.6 million of debt at the end of the First Quarter. Since the end of the prior fiscal year first quarter, the Company repurchased approximately 2.4 million shares of its common stock at an aggregate cost of $235.6 million. During the period from the announcement of the Company’s $750 million buyback authorization in August 2010 until the end of the First Quarter, the Company has repurchased approximately $509.4 million of its common stock, representing approximately 6.8 million shares.

Accounts receivable increased by 1.6% to $223.3 million at March 31, 2012 compared to $219.7 million at April 2, 2011. First Quarter days sales outstanding for the Company’s wholesale segments was 43 days in comparison to 46 days in the prior fiscal year first quarter.

Inventory at March 31, 2012 was $512.1 million, representing an increase of 27.2% from the prior fiscal year first quarter ending balance of $402.6 million. This increase was primarily related to a shortfall in expected sales for the First Quarter and increased levels of watch component inventories. The Company has increased the level of inventory related to key watch component parts, including those with longer lead times, given the concentration of the Company’s movement supply in Japan and the natural disasters that occurred in that country in early fiscal year 2011.

Sales and Earnings Guidance

For the second quarter of fiscal year 2012 the Company expects reported net sales to increase approximately 16% with constant dollar net sales increasing 19%. Net sales of Skagen, included in this estimate, are expected to benefit overall sales growth by 6% during the second quarter 2012. Including Skagen activities, second quarter 2012 diluted earnings per share are expected to be in a range of $0.77 to $0.79. While the Company expects Skagen to deliver approximately $0.03 of operational earnings for the second quarter 2012, it is also expecting transaction related costs and other transition/integration activities to negatively impact second quarter diluted earnings per share by approximately $0.07. For fiscal year 2012, the Company expects reported net sales to increase approximately 16% with constant dollar net sales increasing approximately 18%. Net sales of Skagen, included in this estimate, are expected to benefit overall sales growth by 5%. For fiscal year 2012, the Company expects diluted earnings per share in a range of $5.30 to $5.40. Within this fiscal year 2012 earnings estimate the Company is including a diluted earnings per share benefit of $0.22 related to Skagen operational activities, partially offset by transaction and other transition/integration costs of $0.15 per diluted share. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 22 Company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 390 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s, except per share amounts):	For the 13 Weeks Ended	For the 13 Weeks Ended
	March 31, 2012	April 2, 2011
Net sales	$589,533	$536,975
Cost of sales	260,553	235,163

Gross profit	328,980	301,812
Selling and distribution expenses	181,438	158,382
General and administrative expenses	64,681	50,874

Operating income	82,861	92,556
Interest expense	814	225
Other income (expense) – net	2,549	(3,073)
Tax provision	23,524	31,192

Net income	61,072	58,066
Less: Net income attributable to noncontrolling interest	2,932	2,244

Net income attributable to Fossil, Inc.	$58,140	$55,822

Basic earnings per share	$0.94	$0.87

Diluted earnings per share	$0.93	$0.86

Weighted average common shares outstanding:
Basic	61,859	64,093

Diluted	62,459	64,846

Consolidated Balance Sheet Data (in 000’s):	March 31, 2012	April 2, 2011
Working capital	$860,579	$782,748
Cash, cash equivalents and securities available for sale	260,684	355,253
Accounts receivable, net of allowances	223,297	219,710
Inventories	512,087	402,642
Total assets	1,571,360	1,427,299
Short-term debt	12,854	5,165
Total long-term liabilities	142,222	88,945
Total Stockholders’ equity	1,132,423	1,031,727

Sales Mix Breakdown (in millions, except percentage data)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011
Wholesale:
North America wholesale	$225.0	$206.8	38.2%	38.5%
Europe	152.9	151.8	25.9	28.3
Asia Pacific	76.7	64.2	13.0	11.9
Total wholesale	454.6	422.8	77.1	78.7
Direct to consumer	134.9	114.2	22.9	21.3

Total net sales	$589.5	$537.0	100.0%	100.0%

END OF RELEASE